                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[ ]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-12

                                    ICO, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
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

                                [ICO Letterhead]



AN OPEN LETTER TO TRAVIS STREET PARTNERS FROM ICO, INC.


================================================================================

               HOW CAN YOU CRITICIZE OUR $165 MILLION CASH SALE OF OILFIELD SERVICES WHEN YOU PROPOSED TO PAY JUST $95
                  MILLION WITH NO APPARENT SOURCE OF FINANCING?

================================================================================


April 5, 2001

Dear Messrs. Gollin and O'Sullivan:

In response to your letter of March 27, we are writing this open letter to point out the numerous flaws and misleading statements in your "analysis" of the ICO Oilfield Services transaction. That transaction, in which ICO will receive $165 million in cash, will permit us to seek to retire our public debt and preferred stock and will turn ICO into a "pure play" petrochemical processing company that should be easier for the investment community to value fairly.

YOUR "ANALYSIS" SEEMS TO US TO BE PART OF YOUR SELF-INTERESTED EFFORTS TO BUY ICO OR OILFIELD SERVICES "AT THE LOWEST POSSIBLE PRICE" (YOUR WORDS, NOT OURS). WE BELIEVE YOUR "ANALYSIS" IS NOT IN THE BEST INTERESTS OF ICO'S SHAREHOLDERS, EMPLOYEES, CUSTOMERS OR SUPPLIERS.

When we began our review of strategic alternatives, we pledged that any transaction the board ultimately approves must benefit all ICO shareholders. We have delivered on that promise - yet you say you are disappointed. WE UNDERSTAND YOUR DISAPPOINTMENT: OUR EXTENSIVE SEARCH FOR THE HIGHEST BIDDER FOR ICO OILFIELD SERVICES RESULTED IN AN ATTRACTIVE PRICE - OVER 73% HIGHER THAN YOU INITIALLY PROPOSED - BUT IT WON'T PROVIDE TRAVIS STREET WITH ANY SPECIAL BENEFITS THAT ARE NOT SHARED BY ICO'S OTHER SHAREHOLDERS. Nor will it enable you to buy ICO on the cheap and then sell ICO Oilfield Services to a third party, keeping the profits for yourselves - as you admitted you might try to do.

Here are some of the flaws in Travis Street's "analysis" of the sale of ICO Oilfield Services under the Varco letter of intent, and some of the reasons that we believe the sale will provide superior value for all of ICO's shareholders:

       o A VERY ATTRACTIVE PRICE OF $165 MILLION. Our competitive sale process, in which over 50 prospective buyers were contacted, resulted in a very attractive price of $165 million. In contrast, YOU PROPOSED TO PAY IN THE

            RANGE OF 5X TRAILING TWELVE MONTHS' EBITDA - ABOUT $95.1 MILLION. Now you say that the transaction at $165 million is "disappointing"
            - which would be true if Travis Street hoped for a fat profit at the expense of ICO's other shareholders.

       o SUBSTANTIAL NET PROCEEDS. ICO's tax basis in the oilfield services assets is approximately $60 million - about triple your assumption. A sale of 100% of the stock of ICO's oilfield services subsidiaries would result in taxes of no more than around $30 million. We believe YOUR "ANALYSIS" OVERSTATES TAXES BY OVER 20%.

       o A STRENGTHENED BALANCE SHEET FOR ICO. ICO will seek to extinguish its $118 million in public debt. YOUR "ANALYSIS" WRONGLY ASSUMES A $14 MILLION "MAKE-WHOLE" PREMIUM TO BONDHOLDERS, even though a premium would be payable only if ICO elected to redeem the bonds, rather than agree with their holders to repurchase them. And contrary to your inaccurate statements, ICO WILL NOT BORROW TO COMPLETE THE TRANSACTION. Instead, it will have very little debt and ample working capital.

The transaction not only provides ICO with these direct financial benefits, it also makes ICO into a focused petrochemicals processing business with bright prospects:

       o A "PURE PLAY" PETROCHEMICALS PROCESSING BUSINESS. By selling the oilfield services business, ICO will be a "pure play" focused in one industry - which should make it easier for the investment community to recognize ICO's inherent value.

       o REDUCED EXPENSES. Once the oilfield services business is sold, ICO expects to be able to rationalize its cost structure. YOU WRONGLY ASSUMED THAT THE SALE WILL NOT BE ACCOMPANIED BY A REDUCTION IN OVERHEAD EXPENSES.

       o RESTRUCTURING COMPLETED. ICO Petrochemicals Processing has recently completed a major global restructuring, in which it integrated acquisitions, upgraded production facilities, and modernized its now state-of-the-art R&D facilities. It is now poised to reap the benefits of that restructuring.

       o A VALUABLE BUSINESS. The bottom line is that in our view, Travis Street low-balls ICO's post-transaction value. After the transaction and the expected retirement of debt and preferred stock, ICO'S TANGIBLE NET WORTH SHOULD INCREASE TO ABOUT $97 MILLION -- APPROXIMATELY $4.27 PER SHARE - NOT DECREASE, AS YOU INCORRECTLY ASSERT. WE EXPECT THAT LESS THAN 25% OF ICO'S ASSETS WILL CONSIST OF GOODWILL - NOT "NEARLY HALF," AS YOU PREDICT. AND CONTRARY TO YOUR STATEMENT THAT ICO WILL BE "LEVERAGED," WE EXPECT ICO'S DEBT TO EQUITY RATIO TO BE LESS THAN 25% - a dramatic improvement from the 156% ratio as of December 31. We also expect to have an ample cash balance - enabling us to reduce debt even further, if we choose.

You and the rest of the Travis Street Partners apparently find it in your interest to denigrate ICO and the valuable transaction that has resulted from our review of strategic alternatives. You also seem to feel that you gain some advantage by casting doubt on our ability to complete the transaction. We believe this is irresponsible: we are committed to working diligently to complete the sale of ICO Oilfield Services, and do not believe that regulatory issues will prevent its completion.

Since you first made your highly conditional proposal - which you told us we must accept within 48 hours or else face the costly and disruptive proxy contest you are now waging - we have been deeply skeptical of your motives in seeking to elect directors of ICO. YOU NEVER GAVE US OR THE INVESTING PUBLIC ANY INDICATION HOW TRAVIS STREET - A NEWLY FORMED ENTITY WITH NO OPERATING HISTORY - WOULD FINANCE ANY TRANSACTION YOU PROPOSED, PARTICULARLY IN TODAY'S DIFFICULT FINANCING MARKET. If you have a financing commitment, why haven't you told us and the other stockholders about it? When you lowered the price you said you wanted to pay, and added even more conditions, we couldn't help wondering whether your "proposal" was illusory.

Our concerns about your motives were further strengthened when we learned of the actions of many of Travis Street's backers at Burlington Trust, where they exploited a large stock ownership position to cut a special deal for themselves that was not shared by the other shareholders. Now you are denigrating a sale of ICO Oilfield Services at a price that is over 73% higher than you initially proposed.

WE BELIEVE YOUR EXTREMELY NEGATIVE RESPONSE TO WHAT WE CONSIDER DEMONSTRABLY FAVORABLE NEWS FOR ICO SHAREHOLDERS CALLS INTO QUESTION WHETHER YOU ARE TRULY COMMITTED TO ADVANCING THE BEST INTERESTS OF ICO'S STOCKHOLDERS - OR ONLY YOUR OWN INTERESTS. All of your nominees have a fundamental conflict of interests, since all of them are members of Travis Street - which you have admitted wants to buy ICO at the lowest possible price. To us, that basic conflict of interests makes your nominees unfit to serve as directors of ICO.

ICO's board of directors unanimously believes that the sale of ICO Oilfield Services is in the best interests of ICO and its shareholders. We intend to work hard to complete that sale, in the interests of all ICO shareholders.

Sincerely yours,


/s/ Al O. Pacholder
Al O. Pacholder
Chairman of the Board and
Chief Financial Officer

--------------------------------------------------------------------------------

 IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION
   CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT
          TO EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE FOR
                                 PROPOSALS 1& 2.

   WE URGE YOU NOT TO RETURN TRAVIS STREET'S GOLD PROXY CARD FOR ANY REASON.

            IF YOU HAVE ALREADY RETURNED A GOLD PROXY CARD, YOU HAVE
             EVERY RIGHT TO CHANGE YOUR MIND AND VOTE A WHITE PROXY
              CARD. ONLY YOUR LATEST DATED, VALIDLY EXECUTED PROXY
                                  CARD COUNTS!

       IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT
                              OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED
                           TOLL FREE -- 1-888-750-5834
                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

Statements regarding future value, future growth, future cost savings, future expenses, future financial results, future equity value, future tangible net worth, future trading multiples, future debt to capital ratios, prospects, rationalization of cost structure, completion, timing, transaction costs, amount or use of proceeds, tax consequences or the benefits or other effects of the sale of ICO Oilfield Services, the ability to and the amount it will cost to pay down debt or retire preferred stock, the investment community's recognition of value, the benefits of restructuring ICO as a "pure play" as well as any other statements that are not historical facts in this letter are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, the risk that the parties will not be able to agree upon a binding definitive agreement, the ability of Varco to obtain financing for the transaction, receipt of regulatory approvals, satisfaction of closing conditions, the ability of ICO to reach acceptable terms with its debtholders for the repayment of ICO's debt, the ability of ICO to retire preferred stock on acceptable terms and to obtain relief on acceptable terms from current restrictions on ICO's ability to repurchase preferred stock, reactions of the investment community, the final timing, terms and structure of the Varco transaction, the ability of ICO's management to cut expenses, demand for ICO's products and services, business cycles and other conditions of the oil and gas and petrochemical industries, acquisition risks, international risks, operational risks and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

--------------------------------------------------------------------------------

[ICO LOGO]

                                                          Corporate Headquarters
                                                    11490 Westheimer, Suite 1000
                                                            Houston, Texas 77077

                                                               NEWS RELEASE
TO:                                                    Contact:   Jason Duran
                                                                  Al Pacholder
                                                       Phone:     281-721-4200
                                                       Fax:       281-721-4251
                                                       Website:   www.icoinc.com
                                                       Pages:     3
--------------------------------------------------------------------------------

                 ICO SENDS OPEN LETTER TO TRAVIS STREET PARTNERS

         April 5, 2001 HOUSTON, TEXAS - ICO, Inc. (NASDAQ: ICOC) announced today that it is distributing to its common shareholders the following open letter to Travis Street Partners:


             AN OPEN LETTER TO TRAVIS STREET PARTNERS FROM ICO, INC.


================================================================================
          HOW CAN YOU CRITICIZE OUR $165 MILLION CASH SALE OF OILFIELD
           SERVICES WHEN YOU PROPOSED TO PAY JUST $95 MILLION WITH NO
                         APPARENT SOURCE OF FINANCING?
================================================================================


         April 5, 2001

         Dear Messrs. Gollin and O'Sullivan:


         In response to your letter of March 27, we are writing this open letter to point out the numerous flaws and misleading statements in your "analysis" of the ICO Oilfield Services transaction. That transaction, in which ICO will receive $165 million in cash, will permit us to seek to retire our public debt and preferred stock and will turn ICO into a "pure play" petrochemical processing company that should be easier for the investment community to value fairly.


         YOUR "ANALYSIS" SEEMS TO US TO BE PART OF YOUR SELF-INTERESTED EFFORTS TO BUY ICO OR OILFIELD SERVICES "AT THE LOWEST POSSIBLE PRICE" (YOUR WORDS, NOT OURS). WE BELIEVE YOUR "ANALYSIS" IS NOT IN THE BEST INTERESTS OF ICO'S SHAREHOLDERS, EMPLOYEES, CUSTOMERS OR SUPPLIERS.

         When we began our review of strategic alternatives, we pledged that any transaction the board ultimately approves must benefit all ICO shareholders. We have delivered on that promise - yet you say you are disappointed. WE UNDERSTAND YOUR DISAPPOINTMENT: OUR EXTENSIVE SEARCH FOR THE HIGHEST BIDDER FOR ICO OILFIELD SERVICES RESULTED IN AN ATTRACTIVE PRICE - OVER 73% HIGHER THAN YOU INITIALLY PROPOSED - BUT IT WON'T PROVIDE TRAVIS STREET WITH ANY SPECIAL BENEFITS THAT ARE NOT SHARED BY ICO'S OTHER SHAREHOLDERS. Nor will it enable you to buy ICO on the cheap and then sell ICO Oilfield Services to a third party, keeping the profits for yourselves - as you admitted you might try to do.

         Here are some of the flaws in Travis Street's "analysis" of the sale of ICO Oilfield Services under the Varco letter of intent, and some of the reasons that we believe the sale will provide superior value for all of ICO's shareholders:

               o A VERY ATTRACTIVE PRICE OF $165 MILLION. Our competitive sale process, in which over 50 prospective buyers were contacted, resulted in a very attractive price of $165 million. In contrast, YOU PROPOSED TO PAY IN THE RANGE OF 5X TRAILING TWELVE MONTHS' EBITDA - ABOUT $95.1 MILLION. Now you say that the transaction at $165 million is "disappointing" - which would be true if Travis Street hoped for a fat profit at the expense of ICO's other shareholders.

               o SUBSTANTIAL NET PROCEEDS. ICO's tax basis in the oilfield services assets is approximately $60 million - about triple your assumption. A sale of 100% of the stock of ICO's oilfield services subsidiaries would result in taxes of no more than around $30 million. We believe YOUR "ANALYSIS" OVERSTATES TAXES BY OVER 20%.

               o A STRENGTHENED BALANCE SHEET FOR ICO. ICO will seek to extinguish its $118 million in public debt. YOUR "ANALYSIS" WRONGLY ASSUMES A $14 MILLION "MAKE-WHOLE" PREMIUM TO BONDHOLDERS, even though a premium would be payable only if ICO elected to redeem the bonds, rather than agree with their holders to repurchase them. And contrary to your inaccurate statements, ICO WILL NOT BORROW TO COMPLETE THE TRANSACTION. Instead, it will have very little debt and ample working capital.


         The transaction not only provides ICO with these direct financial benefits, it also makes ICO into a focused petrochemicals processing business with bright prospects:


               o A "PURE PLAY" PETROCHEMICALS PROCESSING BUSINESS. By selling the oilfield services business, ICO will be a "pure play" focused in one industry - which should make it easier for the investment community to recognize ICO's inherent value.

               o REDUCED EXPENSES. Once the oilfield services business is sold, ICO expects to be able to rationalize its cost structure. YOU WRONGLY ASSUMED THAT THE SALE WILL NOT BE ACCOMPANIED BY A REDUCTION IN OVERHEAD EXPENSES.

               o RESTRUCTURING COMPLETED. ICO Petrochemicals Processing has recently completed a major global restructuring, in which it integrated acquisitions, upgraded production facilities, and modernized its now state-of-the-art R&D facilities. It is now poised to reap the benefits of that restructuring.

               o A VALUABLE BUSINESS. The bottom line is that in our view, Travis Street low-balls ICO's post-transaction value. After the transaction and the expected retirement of debt and preferred stock, ICO'S TANGIBLE NET WORTH SHOULD INCREASE TO ABOUT $97 MILLION -- APPROXIMATELY $4.27 PER SHARE - NOT DECREASE, AS YOU INCORRECTLY ASSERT. WE EXPECT THAT LESS THAN 25% OF ICO'S ASSETS WILL CONSIST OF GOODWILL - NOT "NEARLY HALF," AS YOU PREDICT. AND CONTRARY TO YOUR STATEMENT THAT ICO WILL BE "LEVERAGED," WE EXPECT ICO'S DEBT TO EQUITY RATIO TO BE LESS THAN 25% - a dramatic improvement from the 156% ratio as of December 31. We also expect to have an ample cash balance - enabling us to reduce debt even further, if we choose.


         You and the rest of the Travis Street Partners apparently find it in your interest to denigrate ICO and the valuable transaction that has resulted from our review of strategic alternatives. You also seem to feel that you gain some advantage by casting doubt on our ability to complete the transaction. We believe this is irresponsible: we are committed to working diligently to complete the sale of ICO Oilfield Services, and do not believe that regulatory issues will prevent its completion.

         Since you first made your highly conditional proposal - which you told us we must accept within 48 hours or else face the costly and disruptive proxy contest you are now waging - we have been deeply skeptical of your motives in seeking to elect directors of ICO. YOU NEVER GAVE US OR THE INVESTING PUBLIC ANY INDICATION HOW TRAVIS STREET
         - A NEWLY FORMED ENTITY WITH NO OPERATING HISTORY - WOULD FINANCE ANY TRANSACTION YOU PROPOSED, PARTICULARLY IN TODAY'S DIFFICULT FINANCING MARKET. If you have a financing commitment, why haven't you told us and the other stockholders about it? When you lowered the price you said you wanted to pay, and added even more conditions, we couldn't help wondering whether your "proposal" was illusory.

         Our concerns about your motives were further strengthened when we learned of the actions of many of Travis Street's backers at Burlington Trust, where they exploited a large stock ownership position to cut a special deal for themselves that was not shared by the other shareholders. Now you are denigrating a sale of ICO Oilfield Services at a price that is over 73% higher than you initially proposed.

         WE BELIEVE YOUR EXTREMELY NEGATIVE RESPONSE TO WHAT WE CONSIDER DEMONSTRABLY FAVORABLE NEWS FOR ICO SHAREHOLDERS CALLS INTO QUESTION WHETHER YOU ARE TRULY COMMITTED TO ADVANCING THE BEST INTERESTS OF ICO'S STOCKHOLDERS - OR ONLY YOUR OWN INTERESTS. All of your nominees have a fundamental conflict of interests, since all of them are members of Travis Street - which you have admitted wants to buy ICO at the lowest possible price. To us, that basic conflict of interests makes your nominees unfit to serve as directors of ICO.

         ICO's board of directors unanimously believes that the sale of ICO Oilfield Services is in the best interests of ICO and its shareholders. We intend to work hard to complete that sale, in the interests of all ICO shareholders.

         Sincerely yours,

         Al O. Pacholder
         Chairman of the Board and
         Chief Financial Officer

         ICO, Inc. serves the global petrochemical, energy and steel industries by providing high technology equipment and services for petrochemical processing and oilfield services.

         Statements regarding future value, future growth, future cost savings, future expenses, future financial results, future equity value, future tangible net worth, future trading multiples, future debt to capital ratios, prospects, rationalization of cost structure, completion, timing, transaction costs, amount or use of proceeds, tax consequences or the benefits or other effects of the sale of ICO Oilfield Services, the ability to and the amount it will cost to pay down debt or retire preferred stock, the investment community's recognition of value, the benefits of restructuring ICO as a "pure play" as well as any other statements that are not historical facts in this letter are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, the risk that the parties will not be able to agree upon a binding definitive agreement, the ability of Varco to obtain financing for the transaction, receipt of regulatory approvals, satisfaction of closing conditions, the ability of ICO to reach acceptable terms with its debtholders for the repayment of ICO's debt, the ability of ICO to retire preferred stock on acceptable terms and to obtain relief on acceptable terms from current restrictions on ICO's ability to repurchase preferred stock, reactions of the investment community, the final timing, terms and structure of the Varco transaction, the ability of ICO's management to cut expenses, demand for ICO's products and services, business cycles and other conditions of the oil and gas and petrochemical industries, acquisition risks, international risks, operational risks and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.